Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), dated as of October 25, 2026, is made by and between Estrella Immunopharma, Inc. a Delaware corporation (the “Company”), and Cynthia Pussinen (“Executive”). This Agreement shall govern the employment relationship between Executive and the Company from and after the Effective Date (as defined below).

WHEREAS, the Company desires to employ Executive as its Chief Executive Officer and to be assured that the unique and expert services of Executive will be available to the Company and that the confidential information and goodwill of the Company will be preserved for its exclusive benefit; and

WHEREAS, the Company desires to employ Executive pursuant to the terms and conditions set forth in this Agreement, effective as of October 25, 2026 (such date on which this Agreement becomes effective, the “Effective Date”), and Executive is willing and able to render such services and desires to do so on the terms and conditions hereinafter set forth herein.

NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

1. Retention and Duties.

(a) The Company hereby agrees to engage and employ Executive for the Period of Employment (as defined in Section 2) on the terms and conditions expressly set forth in this Agreement. Executive hereby accepts and agrees to such engagement and employment, on the terms and conditions expressly set forth in this Agreement.

(b) During the Period of Employment, Executive shall serve as Chief Executive Officer of the Company. Subject to applicable corporate law, fiduciary duties, stockholder election requirements and Nasdaq rules, the Company shall take all appropriate corporate actions to appoint Executive as Chairperson of the board of directors of the Company (the “Board”) effective on the Effective Date and to nominate Executive for reelection to the Board during the Period of Employment. Executive shall report directly to the Board, with the duties, authority, budget oversight and decision-making responsibilities customarily exercised by a public biotechnology company chief executive officer and chairperson of the board, subject to reserved Board matters. Executive’s principal work location shall be Connecticut, with remote/hybrid work permitted and reasonable business travel to Emeryville and other locations as necessary. Executive shall not be required to relocate. All reasonable Company travel expenses shall be reimbursed under Section 3(d).

(c) During the Period of Employment, Executive shall (i) devote substantially all of Executive’s business time, energy and skill to the performance of Executive’s duties for the Company, (ii) perform such duties in a faithful, effective and efficient manner, and (iii) hold no other employment; provided that the foregoing shall not prevent Executive from continuing to participate in such charitable, civic, educational, professional, community or industry affairs or being a member of the board of directors of other public or private companies, as disclosed to and approved in writing by the Board (including those set forth on Exhibit B hereto), so long as such activities do not, either individually or in the aggregate, materially interfere or conflict with Executive’s duties hereunder or result in a breach of any restrictive covenant obligation of Executive. Executive agrees to perform Executive’s duties and responsibilities within and subject to the Company’s general employment policies and practices, and such other reasonable policies, practices and restrictions as the Company shall from time to time establish for its similarly situated executives.

(d) Executive hereby represents to the Company that: (i) the execution and delivery of this Agreement and the performance by Executive of Executive’s duties hereunder do not and shall not constitute a breach of, conflict with, or otherwise contravene or cause a default under, the terms of any other agreement or policy to which Executive is a party or otherwise bound or any judgment, order or decree to which Executive is subject; (ii) Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other person or entity that would prevent Executive under the terms of any other agreement or arrangement from entering into this Agreement or carrying out Executive’s duties hereunder, or would give rise to a violation of such other agreement or arrangement by virtue of Executive entering into this Agreement and carrying out Executive’s duties hereunder; (iii) Executive is not bound by any employment, consulting, non-competition, confidentiality, trade secret or similar agreement (other than this Agreement) with any other person or entity that would prevent Executive under the terms of any other agreement or arrangement from entering into this Agreement or carrying out Executive’s duties hereunder, or would give rise to a violation of such other agreement or arrangement by virtue of Executive entering into this Agreement and carrying out Executive’s duties hereunder; and (iv) Executive understands the Company will rely upon the accuracy and truth of the representations and warranties of Executive set forth herein.

2. Period of Employment. The “Period of Employment” shall be the period commencing on the Effective Date and continuing until Executive’s employment with the Company terminates pursuant to Section 5. Notwithstanding anything to the contrary in this Agreement, Executive’s employment with the Company shall be “at will.”

3. Compensation and Reimbursement of Expenses.

(a) Base Salary. Executive’s starting annual Base Salary shall be US$250,000, payable on the Company’s normal payroll schedule. Base Salary shall increase automatically, without further Board or Compensation Committee action, to $400,000 when Cumulative Qualifying Funding first exceeds $35,000,000; to $450,000 when it first exceeds $55,000,000; and to $525,000 when it first exceeds $75,000,000. “Cumulative Qualifying Funding” means the aggregate cash actually received by the Company or its controlled subsidiaries on or after the Effective Date through equity investments (including PIPEs), strategic investments, grants, licensing or partnership upfront payments and milestone payments, acquisition-related net cash proceeds, acquired unrestricted cash that becomes available to the Company, and other business-development financing transactions. Amounts shall count once only, net of amounts returned, refunded or cancelled; announced deal values, contingent unpaid consideration and undrawn credit facilities do not count until received. Separate tranches count when received; multiple qualifying transactions aggregate. The increased Base Salary becomes effective on the date the applicable threshold is exceeded and any retroactive payroll difference shall be paid in the next practicable payroll, no later than 30 days thereafter. Once attained, any Base Salary level is permanent and shall never be reduced, including as part of an across-the-board reduction, due to later expenditures or declines in cash balance, or otherwise, without Executive’s express written consent. The Board may increase but shall not decrease Base Salary. The Company shall maintain and provide Executive on reasonable request an accounting of qualifying receipts. The parties acknowledge that a portion of Base Salary constitutes consideration for the enforceable covenants under Section 6.

(b) Annual Cash Bonus. Executive shall have an annual target cash bonus opportunity (the “Annual Bonus”) equal to sixty percent (60%) of Base Salary for the first fiscal year and thereafter no less than fifty-five percent (55%) and up to seventy percent (70%) of Base Salary, with the annual target percentage established in writing by the Compensation Committee of the Board (the “Compensation Committee”) no later than 60 days after the start of each fiscal year; absent timely written adjustment, the target shall remain 60%, and no decrease below a prior approved higher target may occur without Executive’s written consent. The Compensation Committee shall establish objective, reasonably achievable financial, clinical, operational, strategic-transaction and individual performance objectives after consultation with Executive. Achievement above target may merit payment above target pursuant to an approved bonus program. Bonuses shall be calculated using Base Salary actually earned during the fiscal year, accounting for salary accelerators, and shall be paid no later than March 15 of the following year, subject to legally required deferral provisions. Executive shall receive a prorated Annual Bonus for a partial initial year and, on a termination without Cause or resignation for Good Reason, a prorated target Annual Bonus for the termination year, payable under Section 5(c). Any Annual Bonus for a completed performance year shall remain payable notwithstanding separation before the ordinary payment date, except termination for Cause.

(c) Incentive Equity. During the Period of Employment, Executive will be eligible to receive an annual grant of incentive equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Compensation Committee of the Board will determine in its discretion the terms of any equity award in accordance with the terms of the Company’s applicable incentive plan or arrangement that may be in effect from time to time.

(d) Reimbursement of Business Expenses. The Company shall reimburse reasonable, documented expenses incurred for Company business, including air and ground travel, appropriate lodging, communications, professional memberships, investor/partner meetings, and reasonable meals and entertainment. Executive may book reasonable executive-level accommodations consistent with Company resources and business needs. No relocation shall be required. Reimbursement shall be made within 30 days after submission of documentation (or earlier when required by law); advance approval rules must be reasonable, disclosed in writing and not applied retroactively.

(e) Clawback Policy. To the extent required by applicable law or regulation, any applicable stock exchange listing standards or any clawback policy adopted by the Company pursuant to any such law, regulation or stock exchange listing standards (including, without limitation, the Company’s compensation recovery policy adopted pursuant to Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 thereunder and Nasdaq Listing Rule 5608, as in effect from time to time), or to comport with good corporate governance practices, the Annual Bonus and any other incentive compensation granted to Executive (whether pursuant to this Employment Agreement or otherwise, and including the Initial Option (as defined below)) shall be subject to the provisions of any applicable clawback policies or procedures, which may provide for forfeiture and/or recoupment of such amounts paid or payable under this Employment Agreement or otherwise, including incentive equity awards granted to Executive.

(f) Initial Option Grant.

(i) Grant. Subject to approval by the Compensation Committee (which, for purposes of the exemption provided by Rule 16b-3 under the Exchange Act, shall consist solely of “non-employee directors” within the meaning of such rule), the Company shall grant to Executive an option to purchase one million (1,000,000) shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”) (the “Initial Option”), under the Company’s 2023 Omnibus Incentive Plan (as amended from time to time, the “Plan”). The Initial Option shall be granted on the date specified by the Compensation Committee in approving the grant, which is expected to occur on or as promptly as practicable following the Effective Date (the “Grant Date”); provided that the Compensation Committee may determine the Grant Date in accordance with the Company’s equity award grant practices, including so that the Grant Date does not fall within the period beginning four (4) business days before and ending one (1) business day after the filing of a periodic report on Form 10-Q or Form 10-K, or the filing or furnishing of a current report on Form 8-K that discloses material nonpublic information. Executive acknowledges that this Agreement does not itself grant any option or other equity award, and that Executive shall have no rights with respect to the Initial Option unless and until it is approved by the Compensation Committee and evidenced by a written award agreement executed by the Company and Executive.

(ii) Exercise Price. The Initial Option shall have a per-share exercise price equal to one hundred percent (100%) of the Fair Market Value (as defined in the Plan) of a share of Common Stock on the Grant Date, which, for so long as the Common Stock is listed on The Nasdaq Stock Market, shall be the closing sales price of a share of Common Stock as reported on such exchange on the Grant Date; provided, that if Executive owns (or is deemed to own under Section 424(d) of the Code (as defined below)) more than ten percent (10%) of the total combined voting power of all classes of stock of the Company on the Grant Date, the exercise price of any portion of the Initial Option intended to qualify as an incentive stock option shall be not less than one hundred ten percent (110%) of such Fair Market Value. In no event shall the exercise price be determined by reference to any date before the Grant Date.

(iii) Type of Option. The Initial Option shall be designated as an “incentive stock option” within the meaning of Section 422 of the Code to the maximum extent permitted by Section 422 of the Code (including the $100,000 limitation of Section 422(d) of the Code) and by the incentive stock option share limit of the Plan, and the remainder of the Initial Option shall be a nonqualified stock option. The Company makes no representation or warranty that any portion of the Initial Option will qualify as an incentive stock option.

(iv) Vesting. The Initial Option shall vest and become exercisable as follows, subject to Executive’s continuous service with the Company through each applicable vesting date: twenty-five percent (25%) of the shares subject to the Initial Option shall vest on the first (1st) anniversary of the Effective Date (the “Vesting Commencement Date” being the Effective Date), and the remaining seventy-five percent (75%) of the shares subject to the Initial Option shall vest in thirty-six (36) substantially equal monthly installments on the corresponding day of each month thereafter, such that the Initial Option shall be fully vested on the fourth (4th) anniversary of the Effective Date. The Initial Option shall be eligible for accelerated vesting as provided in Section 5(c)(iii) of this Agreement.

(v) Term; Post-Termination Exercise. The Initial Option shall have a maximum term of ten (10) years from the Grant Date (or five (5) years from the Grant Date with respect to any portion of the Initial Option that is an incentive stock option granted to a holder of more than ten percent (10%) of the total combined voting power of the Company, if applicable), subject to earlier termination as provided in the Plan and the applicable award agreement. Except as otherwise provided in Section 3(f)(iv) and Section 5(c)(iii) of this Agreement, any portion of the Initial Option that is unvested as of the Separation Date shall be forfeited without consideration, and any vested portion shall remain exercisable for the period following the Separation Date set forth in the Plan and the applicable award agreement.

(vi) Governing Documents. The Initial Option shall be subject in all respects to the terms and conditions of the Plan and the Company’s standard form of stock option award agreement, including the provisions of the Plan relating to adjustments upon changes in capitalization and the treatment of awards in connection with a Change in Control. In the event of any conflict between this Section 3(f) and the Plan, the Plan shall control; provided, that the accelerated vesting provided under Section 3(f)(iv) and Section 5(c)(iii) of this Agreement shall apply to the Initial Option to the extent permitted by the Plan.

(vii) Securities Law and Company Policy Compliance. The Company intends that the shares of Common Stock issuable upon exercise of the Initial Option will be registered under the Securities Act of 1933, as amended, on a registration statement on Form S-8. Executive acknowledges that, as an executive officer of the Company, Executive will be subject to (A) the reporting requirements and short-swing profit provisions of Section 16 of the Exchange Act, (B) the Company’s insider trading policy, including any applicable blackout periods and pre-clearance procedures, as in effect from time to time, and (C) any applicable restrictions on resale under Rule 144 under the Securities Act of 1933, as amended. Executive agrees to provide the Company, on a timely basis, with such information as the Company may reasonably request to enable the Company to assist Executive with Executive’s filings under Section 16 of the Exchange Act and to comply with the Company’s disclosure obligations under applicable securities laws.

(viii) Tax Matters. The Initial Option is intended to be exempt from Section 409A as a stock right with an exercise price not less than the fair market value of the underlying stock on the Grant Date, and shall be interpreted and administered accordingly. Any exercise of the Initial Option and any disposition of the shares acquired upon exercise shall be subject to applicable tax withholding in accordance with Section 8 of this Agreement and the Plan. Executive acknowledges that Executive has been advised to consult with Executive’s own tax advisor regarding the tax consequences of the Initial Option.

4. Employee Benefits.

(a) Company Employee Benefit Plans. During the Period of Employment, Executive and Executive’s eligible dependents shall be eligible to participate in all health, dental, vision, life, disability and retirement programs available to similarly situated executives of the Company, subject to applicable plan terms, and to receive benefits no less favorable than those afforded to other senior officers of the Company. The Company may modify generally applicable plans in compliance with law, but shall not selectively reduce Executive’s contractual compensation or negotiated rights. The Company shall provide a current written summary of available coverage, premium sharing and eligibility prior to the Effective Date.

(b) Vacation and Other Leave. During the Period of Employment, Executive shall be eligible to receive paid vacation in accordance with and subject to the Company’s vacation policies in effect from time to time. Vacations are to be taken at times mutually agreeable to the Company and the Executive.

5. Termination of Employment.

(a) Termination by the Company; Termination Due to Death. Executive’s employment with the Company and the Period of Employment may be terminated by the Company immediately upon notice to Executive for an involuntary termination of employment for Cause (as defined below), without Cause or due to Executive’s Disability (as defined below). Executive’s employment with the Company, and the Period of Employment, shall automatically terminate upon Executive’s death.

(b) Termination by Executive. Executive’s employment with the Company, and the Period of Employment, may be terminated by Executive for any reason with no less than ninety (90) days’ advance written notice to the Company. Upon Executive’s resignation, Executive shall cooperate as reasonably requested by the Board to effectuate an orderly transition.

(c) Benefits upon Termination. If Executive’s employment with the Company is terminated during the Period of Employment for any reason by the Company or by Executive, the Company shall have no further obligation to make or provide to Executive, and Executive shall have no further right to receive or obtain from the Company, any payments or benefits except as follows:

(i) The Company shall pay Executive (or, in the event of Executive’s death, Executive’s estate) any Accrued Obligations (as defined below) within the thirty (30) day period following the date Executive’s employment terminates (the “Separation Date”), or such earlier date as may be required by applicable law, and Executive shall receive any vested accrued benefits for which Executive remains eligible under the Company’s employee welfare benefit and retirement plans, payable according to the terms of such plans. Executive and Executive’s eligible dependents shall be eligible for continued coverage under the group medical care plans provided to employees of the Company in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and/or state law, subject to the terms and conditions thereof, and at Executive’s own expense.

(ii) If, during the Period of Employment, Executive’s employment with the Company ends as a result of an involuntary termination by the Company without Cause or Executive’s resignation for Good Reason other than in connection with a Change in Control, then, in addition to the amounts payable under Section 5(c)(i), subject to Executive’s timely execution and non-revocation of the general release described in Section 5(d) (the “General Release”) and the other conditions and limitations herein, Executive shall be entitled to receive (A) twelve (12) months of Base Salary (at the rate in effect immediately prior to the Separation Date or, if the termination is as a result of Good Reason triggered by a reduction in Base Salary, the rate in effect prior to the reduction), payable in substantially equal installments on each of the Company’s regular payroll payment dates during the twelve (12) months following the Separation Date; (B) to the extent unpaid as of the Separation Date, the Annual Bonus for the fiscal year immediately preceding the year in which the Separation Date occurs, payable at the time such Annual Bonus would otherwise have been paid under Section 3(b); (C) a prorated target Annual Bonus for the fiscal year in which the Separation Date occurs, payable in a lump sum on the first regular payroll date following the effectiveness of the General Release; and (D) if Executive timely elects COBRA continuation coverage, payment or reimbursement of the employer portion of the premiums for Executive and Executive’s covered dependents for up to twelve (12) months following the Separation Date, ending earlier upon Executive’s eligibility for substantially comparable employer-sponsored coverage ((A) through (D) collectively, the “Severance Payments”); provided, that no installment or portion of the Severance Payments shall be payable or paid until the expiration of the applicable revocation period for the General Release. Notwithstanding anything herein to the contrary, if any Severance Payment is “nonqualified deferred compensation” within the meaning of Section 409A and the period to consider and, if applicable, revoke the General Release plus the first regular payroll date thereafter spans two calendar years, then no portion of the Severance Payments shall be paid until the Company’s first payroll payment date in the second calendar year, and any amount not paid prior to such date due to such restriction shall be paid in a lump sum along with the installment scheduled to be paid on that date.

(iii) If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason within the ninety (90) days prior to a Change in Control or within the twelve (12) months following a Change in Control, then, in addition to the amounts payable under Section 5(c)(i) but in lieu of the Severance Payments payable under Section 5(c)(ii), subject to Executive’s timely execution and non-revocation of the General Release and the other conditions and limitations herein, Executive shall be entitled to receive (A) twelve (12) months of Base Salary (at the rate in effect immediately prior to the Separation Date or, if the termination is as a result of Good Reason triggered by a reduction in Base Salary, the rate in effect prior to the reduction), payable in a lump sum on the first regular payroll date following the effectiveness of the General Release; (B) to the extent unpaid as of the Separation Date, the Annual Bonus for the fiscal year immediately preceding the year in which the Separation Date occurs, payable at the time such Annual Bonus would otherwise have been paid under Section 3(b); (C) a lump-sum payment, payable on the first regular payroll date following the effectiveness of the General Release, equal to one hundred percent (100%) of Executive’s target Annual Bonus for the fiscal year in which the Separation Date occurs (which amount shall not be prorated); (D) if Executive timely elects COBRA continuation coverage, payment or reimbursement of the employer portion of the premiums for Executive and Executive’s covered dependents for up to twelve (12) months following the Separation Date, ending earlier upon Executive’s eligibility for substantially comparable employer-sponsored coverage; and (E) acceleration of one hundred percent (100%) of Executive’s outstanding unvested equity awards as of the Separation Date; provided, however, that if an outstanding equity award is to vest and/or the amount of the equity award to vest is to be determined based on the achievement of performance criteria, then the equity award will vest as to one hundred percent (100%) of the amount of the equity award assuming the performance criteria had been achieved at target levels for the relevant performance period(s), unless otherwise provided in the applicable award agreement ((A) through (E) collectively, the “Change in Control Severance Payments”). For a qualifying termination occurring prior to a Change in Control, any equity award that was forfeited on the Separation Date shall be treated as having remained outstanding through the closing of the Change in Control for purposes of this clause (E), to the extent permitted by the applicable plan.

(iv) A material, finally determined breach by Executive of enforceable continuing obligations under Section 6, after written notice and a reasonable opportunity to cure where curable, may permit only prospective suspension of amounts not legally protected, subject to applicable law and judicial review. Accrued wages, earned bonuses, vested equity and indemnification rights shall not be forfeited solely by allegation of breach.

(d) General Release. This Section 5(d) shall apply notwithstanding anything else in this Agreement to the contrary. As a condition precedent to any Company obligation to Executive pursuant to Section 5(c)(ii) or 5(c)(iii), as applicable, Executive shall provide the Company with a valid, executed General Release in a customary, standard form of the Company, which shall not contain any more onerous restrictive covenants than those contained herein, and not revoke such General Release prior to the expiration of any revocation rights afforded to Executive by applicable law. The Company shall provide Executive with the General Release prior to the Separation Date, and Executive must deliver the executed General Release to the Company within twenty-one (21) days (or, if greater, the minimum period required by applicable law) after the Separation Date, failing which Executive will forfeit all rights to the payments and benefits set forth in Section 5(c)(ii) or 5(c)(iii) (as applicable).

(e) Exclusive Remedy. Section 5(c) provides the parties’ agreed contractual severance treatment but shall not preclude Executive from enforcing this Agreement, exercising vested equity rights, recovering accrued salary or earned bonuses, asserting indemnification or advancement rights, seeking relief for discrimination, retaliation or other statutory violations, or pursuing benefits expressly protected by applicable law. Nothing herein requires waiver of claims that cannot legally be waived.

(f) Certain Defined Terms. As used in this Agreement:

(i) “Accrued Obligations” means (A) any Base Salary that had accrued but had not been paid (including any amount for accrued and unused vacation time payable in accordance with the Company’s vacation policy then in effect or applicable law) on or before the Separation Date, (B) any reimbursement due to Executive pursuant to Section 3(d) for expenses incurred by Executive on or before the Separation Date and (C) any other vested benefits or vested amounts due and owed to Executive under the terms of any plan, program or arrangement of the Company.

(ii) “Cause” means (A) final conviction of or guilty/nolo contendere plea to a felony involving dishonesty or material harm to the Company or its affiliates or subsidiaries (the “Company Group” and each a “Company Group Member”); (B) willful fraud, theft or embezzlement against the Company Group; (C) willful and material failure to perform lawful duties as Chief Executive Officer after a specific written demand identifying the deficiency and at least thirty (30) days to cure where curable; (D) willful and material breach of this Agreement or a material written Company policy applicable to senior executives, after thirty (30) days’ written notice and opportunity to cure where curable; or (E) willful misconduct or gross negligence resulting in demonstrable material harm to the Company Group. An act is not “willful” if undertaken in good faith with a reasonable belief that it served the Company’s interests. No termination for Cause shall occur without written particulars and a reasonable opportunity for Executive and counsel to respond to disinterested Board members; Executive shall recuse herself from the Board’s determination. Cause shall not include mere business disagreement, an unsuccessful good- faith strategic decision, or failure to meet results in the absence of misconduct. Notwithstanding the foregoing, no Cause shall exist unless the Company has provided the Executive written notice detailing the event constituting Cause and, to the extent the event is reasonably susceptible to cure, the Executive does not cure such event within thirty (30) days of the receipt of such notice.

(iii) “Change in Control” shall have the meaning as defined (or as the analogous term is defined) in the Company’s incentive plan(s) under which equity awards are or have been granted to Executive from time to time.

(iv) “Disability” means a physical or mental impairment that renders Executive unable to perform the essential functions of Executive’s employment with the Company, even with reasonable accommodation that does not impose an undue hardship on the Company, for ninety (90) days (whether or not continuous) during any period of one-hundred eighty (180) consecutive days, unless a longer period is required by federal or state law, in which case that longer period would apply.

(v) “Good Reason” means, without Executive’s prior written consent: (A) any reduction in Base Salary (except for a decrease of not more than ten percent (10%) in connection with any across-the-board reduction impacting substantially all executives of the Company); (B) a material decrease in the target Annual Bonus opportunity; (C) material diminution of Executive’s responsibilities, authority or status as Chief Executive Officer; (D) required relocation of Executive’s principal work location outside Connecticut or removal of the agreed Connecticut-based remote/hybrid arrangement; (E) material breach of this Agreement by the Company, including repeated failure to pay amounts when due; or (F) failure of a successor to assume this Agreement. Executive shall notify the Company within ninety (90) days after learning of the condition, the Company shall have thirty (30) days to cure, and Executive shall terminate within ninety (90) days following expiration of the cure period if uncured.

(vi) “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations, rules and other guidance promulgated thereunder.

(g) Officer/Board/Committee Resignations. Upon termination of employment, Executive shall resign from Company officer positions, but a resignation from the Board or the position of Chairperson of the Board shall be subject to applicable law, the Company’s governing documents and any separately negotiated Board transition arrangement. No deemed resignation shall deprive Executive of rights arising from a Company-initiated removal that constitutes Good Reason, or of accrued equity, indemnification or advancement rights.

(h) Section 409A.

(i) It is the intention of the parties that Executive’s performance of the services under this Agreement and payments to Executive under this Agreement shall not implicate Section 409A. In the event that Executive’s performance of the services or any payment due to the Executive under this Agreement would subject Executive to the additional tax and interest imposed by Section 409A, or any interest or penalties with respect to such additional tax, the Company shall modify this Agreement to make it compliant with Section 409A and maintain the value of the payments and benefits under the Agreement. In no event, however, shall the Company be liable for any tax, interest or penalty imposed on Executive under Section 409A or any damages for failing to comply with Section 409A.

(ii) If at the time of the Executive’s termination of employment, the Executive is a “specified employee,” under Section 409A, any and all amounts payable under this Agreement on account of such termination of employment that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, the date of the Executive’s death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Section 409A; (B) benefits which qualify as excepted welfare benefits pursuant to Section 409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A. Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

(iii) Any reimbursement payment or in-kind benefit due to Executive pursuant to Section 3(d), to the extent that such reimbursements or in-kind benefits are taxable to Executive, shall be paid on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred. Executive agrees to provide prompt notice to the Company of any such expenses (and any other documentation that the Company may reasonably require to substantiate such expenses) in order to facilitate the Company’s timely reimbursement of the same. Reimbursements and in-kind benefits pursuant to Section 3(d) are not subject to liquidation or exchange for another benefit and the amount of such benefits that Executive receives in one taxable year shall not affect the amount of such reimbursements or benefits that Executive receives in any other taxable year.

(iv) For purposes of Section 409A, Executive’s right to receive any installment payments hereunder shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., payment shall be made within thirty (30) days following the date of termination), the actual date of payment within the specified period shall be within the sole discretion of the Company.

6. Restrictive Covenants.

(a) Non-Disclosure and Non-Use of Confidential Information.

(i) Executive agrees that during the Period of Employment and following the termination thereof for any reason, the Executive shall not, and shall cause his affiliates and representatives not to, disclose to any individual or natural person, partnership (including a limited liability partnership), corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or governmental authority (each, a “Person”), except (i) to the Executive’s legal, financial, tax or accounting advisors, or (ii) as compelled by law, any Confidential Information for any reason or purpose whatsoever, and the Executive shall not, and shall cause Executive’s affiliates or representatives not to, make use of any of the Confidential Information for their own purposes or for the benefit of any Person except any Company Group Member. In the event that Executive or any of Executive’s affiliates or representatives are compelled by law to disclose any Confidential Information, the Executive shall promptly provide written notice to the Company of the request or requirement so that the Company may seek (at the Company’s sole cost and expense) an appropriate protective order or waive compliance with the provisions of this Section 6(a). If, in the absence of a protective order or the receipt of a waiver hereunder, the Executive or any of the Executive’s affiliates or representatives are compelled by law to disclose any Confidential Information to any tribunal, the Executive or the Executive’s affiliates, as applicable, may disclose the Confidential Information to the tribunal; provided, that the Executive or the Executive’s affiliates, as applicable, shall use commercially reasonable efforts to obtain, at the request and sole expense of the Company, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as the Company shall designate.

(ii) For purposes of this Agreement, “Confidential Information” shall mean any information of a confidential or proprietary nature concerning the business or affairs of the Company Group; provided however, “Confidential Information” shall not include information which (i) is or becomes generally available to the public other than as a result of disclosure by Executive or any of the Executive’s affiliates to the receiving party in violation of this Agreement or (ii) becomes available to the Executive or any of the Executive’s affiliates on a non-confidential basis from a source other than any Company Group Member, so long as such source is not known by the Executive to be bound by a confidentiality agreement with any of the foregoing prohibiting such disclosure.

(iii) For the avoidance of doubt, this Section 6(a) does not prohibit or restrict Executive (or Executive’s attorney) from responding to any inquiry about this Agreement or its underlying facts and circumstances by the Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other self-regulatory organization or governmental authority, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Executive understands and acknowledges that Executive does not need the prior authorization of the Company to make any such reports or disclosures and that Executive is not required to notify the Company that Executive has made such reports or disclosures.

(iv) Notwithstanding anything in this Section 6(a) or elsewhere in this Agreement to the contrary, Executive understands that Executive may, pursuant to the U.S. Defend Trade Secrets Act of 2016 (“DTSA”), without informing the Company prior to any such disclosure, disclose Confidential Information (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, without informing the Company prior to any such disclosure, if Executive files a lawsuit against the Company for retaliation for reporting a suspected violation of law, Executive may, pursuant to the DTSA, disclose Confidential Information to Executive’s attorney and use the Confidential Information in the court proceeding or arbitration, provided that Executive files any document containing the Confidential Information under seal and does not otherwise disclose the Confidential Information, except pursuant to court order. Without prior authorization of the Company, however, the Company does not authorize Executive to disclose to any third party (including any government official or any attorney Executive may retain) any communications that are covered by the Company’s attorney-client privilege.

(b) Intellectual Property Rights.

(i) Executive hereby assigns, transfers, and conveys to the Company all of Executive’s right, title and interest in and to all Work Product (as defined below). Executive agrees that all Work Product belongs in all instances to the Company. Executive will promptly disclose such Work Product to the Company and perform all actions reasonably requested by the Company (whether during or after the Period of Employment) to establish and confirm the Company’s ownership of such Work Product (including, without limitation, the execution and delivery of assignments, consents, powers of attorney, and other instruments) and to provide reasonable assistance to the Company (whether during or after the Period of Employment) in connection with the prosecution of any applications for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of interferences relating to any Work Product. Executive recognizes and agrees that the Work Product, to the extent copyrightable, constitutes works for hire under the copyright laws of the United States.

(ii) For purposes of this Agreement, “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, trade dress, logos and all similar or related information (whether patentable or unpatentable) which relates to the actual business, operations, research and development, or existing or future products or services of the Company Group and which are conceived, developed, or made by Executive (whether or not during usual business hours and whether or not alone or in conjunction with any other person) during the Period of Employment together with all patent applications, letters patent, trademark, trade name, and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing. Notwithstanding the foregoing, “Work Product” shall not include the patents and other assets set forth on Exhibit A hereto. Executive hereby represents and warrants that the patents and other assets owned by Executive set forth on Exhibit A are not related in any way to the Company Group, except as stated therein.

(c) Non-Solicitation and Non-Interference. During the Period of Employment Executive will not, and will cause Executive’s affiliates not to use confidential information to, directly or indirectly through any other Person (whether as an officer, manager, director, employee, partner, consultant, holder of equity or debt investment, lender or any other manner or capacity): (i) directly or indirectly contact, induce or solicit (or assist any Person to contact, induce or solicit) for employment any person who is, or within the preceding twelve (12) months was, an executive employed by a Company Group Member; or (ii) induce or attempt to induce any customer, supplier, or licensee of the Company Group within the preceding twelve (12) months to cease doing business with the Company Group or in any way interfere with the relationship between the Company Group and any such customer, supplier, or licensee.

(d) Mutual Non-Disparagement. During and after the Period of Employment, Executive shall not knowingly make materially false statements of fact intended to harm the Company or its officers or directors, and the Company shall instruct its directors and senior executive officers not to knowingly make materially false statements of fact intended to harm Executive. This provision does not restrict truthful testimony, good-faith regulatory reports, legal claims, lawful disclosures, protected concerted activity, statements to professional advisers or other speech protected by law.

7. Acknowledgment and Enforcement of Covenants.

(a) Acknowledgment. Executive acknowledges that Executive has become familiar, or will become familiar, with the Company Group Members’ trade secrets and with other Confidential Information concerning the Company Group Members and their respective predecessors, successors, customers, and suppliers, and that Executive’s services are of special, unique, and extraordinary value to the Company. Executive acknowledges and agrees that the Company would not enter into this Agreement, providing for compensation and other benefits to Executive on the terms and conditions set forth herein, but for Executive’s agreements herein (including those set forth in Section 6). Furthermore, Executive acknowledges and agrees that the Company will be providing Executive with additional special knowledge after the Effective Date, with such special knowledge to include additional Confidential Information and trade secrets. Executive agrees that the covenants set forth in Section 6 (collectively, the “Restrictive Covenants”) are reasonable and necessary to protect the Company Group’s trade secrets and other Confidential Information, proprietary information, goodwill, stable workforce, and customer relations.

(b) Representations. Executive acknowledges the legitimate need to protect the Company Group’s Confidential Information and trade secrets, but makes no advance waiver of any statutory protections or right to challenge an unlawful, unreasonable or unenforceable restrictive covenant. The parties intend enforcement only to the extent permitted under applicable law, including California law where applicable.

(c) Enforcement. Executive acknowledges and agrees that money damages would not be an adequate remedy for any breach or threatened breach of the provisions of the Restrictive Covenants and that the Company or any of its successors or assigns shall, in addition to any other rights and remedies existing in their favor, be entitled to specific performance, injunctive and/or other relief from any court of competent jurisdiction in order to enforce or prevent any violations of the Restrictive Covenants (including the extension of the restricted periods set forth in Section 6 by a period equal to the length of any legal proceeding, arbitration, or other action necessary to stop such violation), provided, that Executive is found to have been in violation of the Restrictive Covenants by a court of competent jurisdiction. Any injunction shall be available without the posting of any bond or other security. In the event of an alleged breach or violation by Executive of any Restrictive Covenant, the restricted period will be tolled for the Executive until such alleged breach or violation is resolved; provided, that if Executive is found to have not violated the Restrictive Covenants, then the restricted period will not be deemed to have been tolled.

(d) Severability. If a court of competent jurisdiction determines any Restrictive Covenant unenforceable, the court may enforce any lawful severable portion to the extent permitted by applicable law, without enlarging the covenant. Executive retains the right to contest interpretation or enforceability and to assert all lawful defenses. No provision shall require Executive to waive statutory rights or prevent lawful professional activity.

8. Withholding Taxes/Authorized Deductions. Notwithstanding anything herein to the contrary, the Company may withhold (or cause to be withheld) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, social security, employment or other taxes as may be required to be withheld pursuant to any applicable law or regulation, and make such deductions as may be applicable pursuant to the Company’s policies and employee benefit plans.

9. Cooperation. During and after the Period of Employment, Executive shall cooperate fully with any investigation or inquiry by the Company, or any governmental or regulatory agency or body concerning the Company or any other member of the Company, provided that the Company shall reimburse Executive’s reasonable expenses incurred in providing such cooperation (including, without limitation, attorneys’ fees and lodging and meals) subject to Executive’s delivery of written notice to the Company prior to the time such expenses are incurred.

10. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

11. Consent to Jurisdiction. Subject to mandatory statutory venue and jurisdiction rules, the parties consent to the state and federal courts located in California or Connecticut for claims arising from this Agreement, at Executive’s election for claims she brings, and waive objections to personal jurisdiction where lawful. Either party may seek provisional equitable relief in an otherwise competent court, without waiving available defenses or statutory rights. Service of process shall comply with applicable law. Nothing herein limits a right to pursue a claim before an administrative agency.

12. Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement.

13. Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under applicable law, such provision, as to such jurisdiction, shall be ineffective without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

14. Indemnification. To the fullest extent permitted by Delaware law and the Company’s governing documents, the Company shall indemnify Executive for actions taken in good faith in her capacity as an officer, director and Chairperson of the Board, and shall advance reasonable defense expenses promptly upon appropriate undertaking where legally required. Before or at commencement of the Period of Employment, the Company and Executive shall enter into a separate written indemnification agreement no less favorable than those of other directors. The Company shall maintain commercially reasonable directors’ and officers’ liability insurance covering Executive on terms no less favorable than other senior officers and directors throughout service and, for claims relating to such service, appropriate run-off/tail coverage for at least six (6) years following a Change in Control, subject to commercially reasonable availability and cost. Executive may use independent counsel at Company expense when an actual material conflict warrants it, to the extent legally permitted. These obligations survive termination.

15. Entire Agreement; Amendment. This Agreement, the award agreement(s) evidencing the Initial Option and any other equity awards, the separate indemnification agreement and the completed Exhibits A and B hereto embody the entire agreement of the parties hereto respecting the matters within their scope and supersede all prior agreements, whether written or oral, that directly or indirectly bear upon the subject matter hereof. This Agreement may not be amended, modified or changed (in whole or in part), except by written agreement executed by Executive and a duly authorized officer of the Company following any required approval of the Board or the Compensation Committee.

16. Waiver. No waiver of any provision of this Agreement will constitute or be deemed to constitute a waiver of any other provision of this Agreement, nor will any such waiver constitute a continuing wavier unless otherwise expressly provided.

17. Successors and Assigns. This Agreement cannot be assigned by the Company without the prior written consent of Executive, other than (a) an assignment to an affiliate of the Company made as part of an internal reorganization applicable to employees of the Company generally or (b) to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, and shall be binding and inure to the benefit of the Company, its successors and any permitted assigns. No right, obligation or duty of this Agreement may be assigned by Executive without the prior written consent of the Company.

18. Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, transmitted via email, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder and received when delivered personally, when received if transmitted via telecopier or email, five days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.

If to the Company:

Estrella Immunopharma, Inc.

5858 Horton Street, Suite 370

Emeryville, CA 94608

Attention: Chief Financial Officer

If to Executive, to the address most recently on file in the payroll records of the Company.

19. Section 280G. Payments under this Agreement shall be made without regard to whether the deductibility of such payments (or any other payments to or for the benefit of the Executive) would be limited or precluded by Section 280G of the Code without regard to whether such payments (or any other payments) would subject the Executive to the federal excise tax levied on certain “excess parachute payments” under Section 4999 of the Code; provided, that if the total of all payments to or for the benefit of the Executive (whether under this Agreement or otherwise), after reduction for all state and federal taxes (including the tax described in Section 4999 of the Code, if applicable) with respect to such payments (“Executive’s Total After-Tax Payments”), would be increased by the limitation or elimination of any payment under this Agreement, amounts payable under this Agreement shall be reduced to the extent, and only to the extent, necessary to maximize the Executive’s Total After-Tax Payments. The determination as to whether and to what extent payments under this Agreement are required to be reduced in accordance with the preceding sentence shall be made at the Company’s expense by a nationally recognized accounting firm after considering in good faith all available exemptions, including a fair valuation of reasonable compensation for services rendered by Executive and a fair valuation for any post-employment covenants.

20. Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. Executive agrees and acknowledges that Executive has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

21. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument.

[Signatures on Following Page]

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement as of the date first written above.

“COMPANY”

Estrella Immunopharma, Inc.

By:	/s/ Peter Xu
Name:	Peter Xu
Title:	Chief Financial Officer

“EXECUTIVE”

/s/ Cynthia Pussinen
Cynthia Pussinen

[Signature Page to Employment Agreement]

EXHIBIT A

EXCLUDED FROM WORK PRODUCT

☒	I have no inventions.

☐	The following is a complete list of all pre-existing intellectual property and other assets to be excluded from the definition of Work Product relative to the subject matter of my employment with the Company that have been created by me, alone or jointly with others, prior to the Effective Date, which might relate to the Company Group’s present business:

☐	Additional sheets attached.

Executive:	/s/ Cynthia Pussinen	Date: October 25, 2026

Cynthia Pussinen

EXHIBIT B

PREAPPROVED OUTSIDE ACTIVITIES

The following directorships, advisory roles and other professional commitments of Executive have been disclosed to and approved by the Board for purposes of Section 1(c) of the Agreement:

1. Board Director, Xelcis Bio